First Amendment to Office Lease

This First Amendment to Office Lease (the "Amendment") is made and entered into as of September 26, 2016 ("Amendment Date"), by and between 150 SPEAR STREET, LLC, a Delaware limited liability company ("Landlord"), and CASTLIGHT HEALTH, INC., a Delaware corporation ("Tenant"), with reference to the following facts.
Recitals
A.    Landlord and Tenant have entered into that certain Office Lease dated as of May 7, 2015 (the "Lease"), for the leasing of certain premises consisting of approximately 36,333 rentable square feet located at 150 Spear Street, Suites 200, 400, 500 and 575, San Francisco, California (the "Original Premises") as such Original Premises are more fully described in the Lease.
B.    Landlord and Tenant now wish to amend the Lease to provide for, among other things, (i) the extension of the Term of the Lease, (ii) the reduction in the size of the Original Premises by approximately 7,313 rentable square feet (the "Reduction Premises"), which Reduction Premises are commonly known as Suites 500 and 575 shown on Exhibit A attached hereto and incorporated herein by this reference, and (iii) the addition to the Original Premises of approximately 15,560 rentable square feet of space located in Suite 1400 (the "Additional Premises"), all upon and subject to each of the terms, conditions, and provisions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.    Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.
2.    Term: The Term of the Lease, which is currently scheduled to expire on June 30, 2021 (the “Lease Expiration Date”), is hereby extended until June 30, 2022 (the “Revised Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The twelve (12)-month period from and after the Lease Expiration Date through the Revised Expiration Date shall hereinafter be referred to as the “Extended Term”.
3.    Termination of Reduction Premises: Landlord and Tenant hereby acknowledge and agree that the Lease with respect to the Reduction Premises shall terminate and be of no further force and effect as of 12:00 a.m. on the date that this Amendment is mutually executed and delivered (the "RP Termination Date"). Effective as of the RP Termination Date, the definition of the "Original Premises" shall be modified so that the Reduction Premises shall no longer be included within such definition and from and after the RP Termination Date, the Original Premises shall consist of approximately 29,020 square feet of rentable area, but subject to expansion as provided in Section 5 below. Notwithstanding such termination of the Lease with respect to the Reduction Premises or surrender of the Reduction Premises pursuant to Section 4 below, any and all obligations of Landlord and Tenant under the Lease, as amended hereby, with respect to the Reduction Premises which are to survive any termination or surrender thereof shall continue to survive such termination and surrender.
4.    Surrender of the Reduction Premises: Landlord acknowledges that on the RP Termination Date, Tenant vacated and surrendered to Landlord exclusive possession of the Reduction Premises in its "AS-IS" condition.
5.    Premises:
5.1    Commencing on the earlier to occur of (i) the date Tenant commences operation of its business from any portion of the Additional Premises, or (ii) July 16, 2017 (the “AP Commencement Date”), there shall be added to the Original Premises the Additional Premises, which Additional Premises are depicted on the site plan attached hereto and made a part hereof as Exhibit A-1.

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5.2    For purposes of the Lease, from and after the AP Commencement Date, the "Premises" as defined in the Lease shall mean and refer to the aggregate of the Original Premises (less the Reduction Premises) and the Additional Premises consisting of a combined total of approximately 44,580 rentable square feet located at 150 Spear Street, Suites 200, 400 and 1400, San Francisco, California. Accordingly, from and after the AP Commencement Date, all references in this Amendment and in the Lease to the term "Premises" shall mean and refer to the Original Premises (less the Reduction Premises) and the Additional Premises. Landlord and Tenant hereby agree that for purposes of the Lease, from and after the AP Commencement Date, the rentable square footage area of the Premises shall be conclusively deemed to be 44,580 rentable square feet. In addition to the foregoing, it is the parties express intention that the balance of the Lease Term for the Original Premises (less the Reduction Premises) and the Additional Premises be coterminous with the Revised Expiration Date of the Extended Term as specified in Section 2 above and that the option to extend the term described in Section 2.2 of the Lease shall be applicable to both the Original Premises (less the Reduction Premises) and the Additional Premises. Tenant shall have the right to install identification signage anywhere in the Additional Premises, including in the elevator lobby of the Additional Premises, subject to the terms and conditions of the Lease.
5.3    Subject to Section 5.4 below, Landlord shall permit Tenant to access and enter the Additional Premises on June 1, 2017 (the "Early Entry Date"), for purposes of installing the Tenant Improvements (as defined in Exhibit B attached hereto). Such entry and use of the Additional Premises by Tenant shall be at Tenant's sole risk and shall also be subject to all of the provisions of the Lease including, but not limited to, the requirement to obtain the insurance required pursuant to the Lease and to deliver insurance certificates as required herein. Notwithstanding the immediately preceding sentence, Tenant shall not be required to pay Rent (including any utilities costs incurred) for the Additional Premises prior to the AP Commencement Date. In addition to the foregoing, Landlord shall have the right to impose such additional reasonable conditions on Tenant's early entry as Landlord shall deem reasonably appropriate.
5.4    Tenant hereby acknowledges that the Additional Premises are presently being occupied by SendMe, Inc. and OneLogin (the "Existing Tenants"). Landlord's delivery to Tenant of possession of the Additional Premises by the Early Entry Date is contingent upon the Existing Tenants vacating the Additional Premises and surrendering possession thereof to Landlord by May 31, 2017. Tenant acknowledges and agrees that if Landlord cannot deliver to Tenant possession of the Additional Premises on the Early Entry Date, except as expressly provided in Section 5.5 below, Landlord shall neither be subject to any liability nor shall the validity of the Lease or this Amendment be affected.
5.5    Notwithstanding anything to the contrary set forth in this Section 5, if for any reason Landlord fails to deliver possession of the Additional Premises by the Early Entry Date, the AP Commencement Date shall be extended by one (1) day for each day between the Early Entry Date and the date that possession of the Additional Premises is actually delivered to Tenant.
6.    Base Rent: Effective as of the RP Termination Date, Section 4 of the Summary is modified to provide that the monthly Base Rent for the Phase II Premises payable by Tenant to Landlord, in accordance with the provisions of Article 3 of the Lease shall be deleted, subject to Tenant’s continued rent payment obligations set forth in Section 12 below. Effective as of the AP Commencement Date, Section 4 of the Summary is modified to provide that, in addition to the monthly Base Rent payable by Tenant to Landlord for the Phase I Premises, Tenant shall pay to Landlord monthly Base Rent for the Additional Premises in accordance with Section 3 of the Lease as follows:

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Period	Annual Base Rent per Rentable Square Foot	Monthly Installment of Base Rent for Additional Premises
7/16/17 – 7/15/18	$70.00	$90,766.67*
7/16/18 – 7/15/19	$72.10	$93,489.67
7/16/19 – 7/15/20	$74.26	$96,290.47
7/16/20 – 7/15/21	$76.49	$99,182.03
7/16/21 – 6/30/22	$78.78	$102,151.40

*Tenant shall not be obligated to pay monthly Base Rent solely with respect to the Additional Premises for the first two (2) full months (e.g., 30 or 31 days, as applicable) following the AP Commencement Date so long as Tenant is not in default under the Lease after the expiration of applicable notice and grace periods, as more particularly described in the immediately following sentence. If, at any time, Tenant is in default of any term, condition or provision of the Lease beyond applicable notice and grace periods that results in the Landlord exercising any of its remedies pursuant to Article 19 of the Lease, then as part of the recovery set forth in Article 19, Landlord shall be entitled to the recovery of the unamortized balance of the abated monthly Base Rent for the Additional Premises (such amount to be amortized on a straight line basis over the remaining Lease Term with respect to the Additional Premises, and the unamortized balance thereof to be determined based upon the unexpired portion of the Lease Term with respect to the Additional Premises as of the date of Tenant's default. For the period commencing on July 1, 2021 and ending on the Revised Expiration Date (i.e., June 30, 2022), the monthly Base Rent with respect to the Phase I Premises shall be $161,713.95 per month.
7.    Condition of the Original Premises: Tenant acknowledges and agrees that its possession of the Original Premises after the Amendment Date is a continuation of Tenant’s possession of the Original Premises pursuant to the Lease. Tenant is familiar with the condition of the Original Premises, and agrees that except as set forth in this Section 7, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Original Premises, and Tenant shall accept the Original Premises in its "AS-IS" condition. The foregoing shall not, however, limit Landlord’s ongoing maintenance, repair, restoration and service obligations to the extent set forth in the Lease. In addition to the foregoing, Landlord hereby agrees that the unused portion of the Suite 200/400 Allowance (in the amount of $251,683) may be used towards Tenant Improvements in the Original Premises and/or Additional Premises and, notwithstanding the terms of Section 2.1 of Exhibit B to the Lease, shall be available for Tenant's use until December 31, 2017. Any unused portion of the Suite 200/400 Allowance not disbursed to Tenant by December 31, 2017 shall be forfeited by Tenant and all such amounts shall revert back and become Landlord's sole property.
8.    Condition of the Additional Premises: Subject to the provisions of Section 5 above, on the Early Entry Date, Landlord shall deliver to Tenant possession of the Additional Premises in broom clean condition, free of all personal property and debris, and with the Base Building and the existing Building systems and equipment in good working condition and otherwise in its "AS IS" condition as of the date of this Amendment, and Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Additional Premises except as otherwise expressly set forth herein or in Exhibit B hereto, and except that nothing herein shall limit Landlord's maintenance, repair, restoration and service obligations set forth in the Lease. The Tenant Improvements (defined in Exhibit B) shall be installed in accordance with the terms, conditions, criteria and provisions set forth in Exhibit B attached to this Amendment, and not pursuant to Exhibit B attached to the Lease which shall not be applicable to the Additional Premises. Tenant expressly acknowledges and agrees that neither Landlord nor any of Landlord's agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Additional Premises for the conduct of Tenant's business or for any other purpose, including without limitation, any storage incidental thereto, or for any other purpose. Any exception to the foregoing provisions must be made by express written agreement signed by both parties. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the Additional Premises, Building or Project or have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein or in the Lease. Notwithstanding anything to the contrary set forth in the Lease or herein, upon the expiration or earlier termination of the Lease, Tenant shall have no obligation to

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remove any alterations or improvements existing in the Additional Premises as of the date possession thereof is delivered by Landlord to Tenant.
9.    Letter of Credit: Within ten (10) days after the mutual execution and delivery of this Amendment, Tenant shall deliver to Landlord either (at Tenant’s option): (a) an amendment to the existing Letter of Credit issued by Union Bank in the amount of $1,000,000.000 which is currently being held by Landlord under the lease (the “Existing Letter of Credit”), increasing the amount thereof by an additional $144,322.50 (which Existing Letter of Credit, as so amended, referred to herein as the “Amended Letter of Credit”), or (b) a replacement letter of credit in the amount of $1,144,322.50 issued by Silicon Valley Bank in the form attached as Exhibit 1 to Rider 2 of the Lease or such other form provided by Silicon Valley Bank and acceptable to Landlord (the “Replacement Letter of Credit”), which Replacement Letter of Credit shall thereupon replace in all respects the Existing Letter of Credit. The Amended Letter of Credit or the Replacement Letter of Credit, as applicable, shall be subject to, and the use and application thereof and potential reduction thereof governed by, Rider 2 to the Lease. In conjunction with the foregoing, (a) Section 9 of the Summary is hereby amended by deleting the number "$1,000,000.00" and inserting in lieu thereof the number "$1,144,322.50", and (b) Rider 2 of the Lease is hereby modified to provide that the Letter of Credit shall be required to remain in full force and effect until the date which is ninety (90) days after the Revised Expiration Date.
10.    Tenant's Share: Effective as of the RP Termination Date, the Lease shall be modified to provide that Tenant's Share (as defined in Section 6 of the Summary) shall be 10.95%. Effective as of the AP Commencement Date, the Lease shall be modified to provide that Tenant's Share shall be 16.82% with respect to the entire Premises (10.95% as to the Original Premises and 5.87% as to the Additional Premises).
11.    Base Year: Effective as of the AP Commencement Date, the Base Year (as set forth in Section 5 of the Summary) shall be the calendar year 2017 with respect to the Additional Premises and remain the calendar year 2015 with respect to the Original Premises.
12.    Continued Payment of Reduction Premises Base Rent. As consideration for Landlord's agreement to permit Tenant to terminate the Lease with respect to the Reduction Premises and, despite the fact that the Reduction Premises will not be a part of the Premises from and after the RP Termination Date, Tenant covenants and agrees to continue to pay Landlord monthly Base Rent with respect to the Suite 500 portion of the Reduction Premises, in an amount equal to Twenty Four Thousand Five Hundred Thirty-Seven and 33/100 Dollars ($24,537.33) per month. Tenant's requirement to continue payments of monthly Base Rent for the Suite 500 portion of the Reduction Premises as set forth herein shall commence on the RP Termination Date and expire on the earlier to occur of July 15, 2017 or the date that Landlord executes a new lease for the Suite 500 portion of the Reduction Premises. Landlord shall provide written notice to Tenant of the execution of any new lease for the Suite 500 portion of the Reduction Premises which occurs prior to July 15, 2017 promptly after such execution.
13.    Termination of Credits and Allowances. Tenant hereby agrees that, effective as of the Amendment Date, any and all or credits and/or improvement allowances which may be owed by Landlord or may become due and owing in the future by Landlord pursuant to the Lease with respect to the Reduction Premises including, without limitation, the Suite 500/575 Allowance (as defined in Section 2.1 of Exhibit B of the Lease) shall be of no further force or effect and Landlord shall have no obligation or liability therefor.
14.    Representations of Tenant: Tenant hereby represents and warrants to Landlord the following as of the date of this Amendment: (i) Tenant has not heretofore sublet the Reduction Premises nor assigned, transferred or conveyed all or any portion of its rights, title or interest in the Lease; (ii) no other person, firm or entity has any right, title or interest in Tenant’s interest in the Lease; (iii) Tenant has the full right, legal power and actual authority to enter into this Amendment and to terminate its lease of the Reduction Premises without the consent of any person, firm or entity; (iv) this Amendment is legal, valid and binding upon Tenant, enforceable in accordance with its terms; (v) Tenant has not done any of the following: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially, all of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing to its inability to pay its debts as they become due; or (f) made an offer of settlement, extension

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or composition to its creditors generally. In addition to the foregoing, Tenant is not contemplating taking any of the aforementioned actions during the period of time commencing on the date of this Amendment and ending on the date which is ninety-one (91) days thereafter; and (vi) to Tenant's knowledge, (1) there no uncured defaults on the part of Landlord under the Lease and (2) Tenant has no claim, cause of action, offset, set-off, deduction, counterclaim or other similar right against Landlord. Tenant further represents and warrants to Landlord that as of the date hereof there are no mechanic's liens or other liens encumbering all or any portion of the Reduction Premises arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. The representations and warranties set forth in this Section 14 shall survive the termination of Tenant's lease of the Reduction Premises and Tenant shall be liable to Landlord for any material inaccuracy or breach thereof.
15.    Insurance: Tenant shall deliver to Landlord, by the Early Entry Date, a certificate of insurance evidencing that the Additional Premises are included within and covered by Tenant's insurance policies required to be carried by Tenant pursuant to the Lease. Such insurance, to the extent it remains in effect and in compliance with the Lease, shall satisfy any requirements of Landlord regarding insurance Tenant is required to carry with respect to the Additional Premises during the Lease Term.
16.    Brokers: Tenant and Landlord each warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except Savills Studley, representing Tenant, and Colliers International, representing Landlord (collectively, the "Brokers"), whose commission shall be paid by Landlord (and not Tenant) pursuant to a separate written agreement. If either party has dealt with any person, real estate broker or agent with respect to this Amendment other than the Brokers, such party shall be solely responsible for the payment of any fee due to said person or firm, and such party shall indemnify, defend and hold the other party free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, including reasonable attorneys' fees and costs.
17.    Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.
18.    Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.
19.    Authority: Subject to the assignment and subletting provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Amendment.
20.    Incorporation: The terms and provisions of the Lease are hereby incorporated in this Amendment.
21.    California Accessibility Disclosure: For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Original Premises nor the Additional Premises have undergone inspection by a Certified Access Specialist (CASp).
22.    Governing Law: This Amendment is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of California without regard to its conflicts of law rules.
23.    Counterparts; Electronic Signatures: This Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Amendment and electronic signatures, facsimile signatures or signatures

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transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if an a paper original of this Amendment had been delivered had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature. If this Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act ("E-SIGN"), and Uniform Electronic Transactions Act ("UETA"), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.
24.    No Primary Lease or Mortgage: Landlord represents and warrants to Tenant that there is no Primary Lease or Mortgage encumbering the Property or the Premises as of October 1, 2016.
///signatures on next page///

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written. "Landlord"
150 SPEAR STREET, LLC,
a Delaware limited liability company
By:    Principal Real Estate Investors, LLC,
a Delaware limited liability company
By: /s/ Michael Benson
Name: Michael Benson
Its: Asst. Managing Director
By: /s/ Jeffrey D. Uittenbogaard
Name: Jeffrey D. Uittenbogaard
Its: Investment Director
"Tenant"
CASTLIGHT HEALTH, INC., a Delaware corporation
By: /s/ Jennifer W. Chaloemtiarana
Name: Jennifer W. Chaloemtiarana
Its: General Counsel
By: /s/ John Doyle
Name: John Doyle
Its: President & COO

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EXHIBIT A
SITE PLAN OF REDUCTION PREMISES

Exhibit A, Page 1
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EXHIBIT A-1
SITE PLAN OF ADDITIONAL PREMISES

Exhibit A-1, Page 1
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EXHIBIT B
150 SPEAR STREET, SAN FRANCISCO, CALIFORNIA
TENANT WORK LETTER
This Work Letter ("Work Letter") shall set forth the terms and conditions relating to the construction of improvements for the Additional Premises. All references in this Work Letter to the "Lease" shall mean the relevant portions of the Lease, as defined in the Amendment to which this Work Letter is attached as Exhibit B.
SECTION 1
AS-IS CONDITION
Landlord has previously constructed, and, subject to Landlord's obligation under Section 1.1.1 of the Lease, Tenant hereby accepts the base, shell and core (i) of the Additional Premises and (ii) of the floor(s) of the Building on which the Additional Premises are located (collectively, the "Base, Shell and Core"), in its current "AS-IS" condition existing as of the date of the Amendment and AP Commencement Date. Except for the Tenant Improvement Allowance set forth below and Landlord’s agreement regarding the Suite 200/400 Allowance set forth in Section 7 of the Amendment, Landlord shall not be obligated to make or pay for any alterations or improvements to the Additional Premises, the Building or the Complex. Upon execution of the Amendment, Landlord shall provide Tenant (or its Architect, as defined below) with Landlord’s most recently prepared wet stamped path of travel drawings for the Building. Notwithstanding anything to the contrary contained herein, in the event that, during construction of the initial Tenant Improvements pursuant to this Exhibit B, Hazardous Materials are discovered in the Additional Premises or the Common Areas of the Building that require remediation and/or abatement, then Landlord shall be responsible, at Landlord's sole cost, for any such remediation/abatement to the extent required by applicable governmental agencies. In the event that any Hazardous Material remediation by Landlord as required pursuant to the immediately preceding sentence causes an actual delay in Tenant's completion of construction of the Tenant Improvements, then Tenant shall receive a credit against Base Rent for the Additional Premises next coming due an amount equal to one (1) day of Base Rent at the rate payable at the commencement of the Lease Term for the Additional Premises for each day that Tenant is actually delayed in occupying the Additional Premises solely as a result of Landlord's Hazardous Materials remediation/abatement work. In addition to the foregoing, in the event that the Tenant Improvements trigger the need for code compliance work (including ADA and Title 24 or other Applicable Laws) at the Building, but outside of the Additional Premises, including in the Common Areas, including the path of travel to the Additional Premises, or any restrooms on Tenant's floors, then Landlord shall perform such code compliance work at Landlord's sole cost and expense in accordance with Applicable Laws. In the event that Landlord's failure to complete any of the foregoing code compliance work causes the City of San Francisco ("City") to not allow Tenant to occupy the Additional Premises, then Tenant shall receive a credit against Base Rent for the Additional Premises next coming due in an amount equal to one (1) day of Base Rent for the Additional Premises at the rate payable as of the AP Commencement Date for each day that Tenant is actually prevented from occupying the Additional Premises by the City solely as a result of Landlord's failure to complete any of the foregoing code compliance work.
SECTION 2
TENANT IMPROVEMENTS
2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance in the amount of up to, but not exceeding $15.00 per rentable square foot of the Additional Premises (i.e., up to $233,400.00, based on 15,560 rentable square feet in the Additional Premises (the "Tenant Improvement Allowance"). The Tenant Improvement Allowance shall be used for the costs relating to the design, permitting and construction of Tenant's improvements which are permanently affixed to the Additional Premises (the "Tenant Improvements"); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to the date which is one (1) year after the AP Commencement Date. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

Exhibit B, Page 1
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2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):
2.2.1.1 payment of the fees of the "Architect" and the "Engineers", as those terms are defined in Section 3.1 of this Work Letter;
2.2.1.2 the payment of plan check, permit and license fees relating to construction of the
Tenant Improvements;
2.2.1.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of trash removal, parking and hoists;
2.2.1.4 the cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by Applicable Laws;
2.2.1.6 sales and use taxes and Title 24 fees;
2.2.1.7 the "Coordination Fee", as that term is defined in Section 4.2.2.2 of this Work Letter; and
2.2.1.8 all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements if requested by Tenant or required by Applicable Laws or otherwise incurred by Landlord hereunder, except to the extent Landlord is required pursuant to the terms hereof to incur such costs on its own behalf.
2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
2.2.2.1 Disbursements.    From time to time during the construction of the Tenant
Improvements (but no more frequently than monthly), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor", as that term is defined in Section 4.1 below, approved by Tenant, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Additional Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the "Construction Budget", as that term is defined in Section 4.2.1 below; (ii) invoices from all of "Tenant's Agents", as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Additional Premises; (iii) executed mechanic's lien releases from Contractor and all subcontractors which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132-8138; and (iv) each of the general disbursement items referenced in Section 2.2.2.3 below, and all other information reasonably requested by Landlord with respect to such disbursement. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Within thirty (30) days following Landlord's receipt of a completed disbursement request submission, Landlord shall deliver a check to Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings", as that term is defined in Section 3.4 below, or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

Exhibit B, Page 2
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2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Additional Premises, provided that (i) Tenant delivers to Landlord properly executed and fully unconditional mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, (iii) Tenant has delivered to Landlord a certificate of occupancy or permit cards signed off by the City with respect to the Additional Premises; (iv) Tenant has delivered to the Office of the Building as-built plans and City-permitted plans for the Tenant Improvements; (v) Tenant has delivered to the Office of the Building operation manuals and warranties for equipment included within the Tenant Improvements, if applicable, and (vi) Tenant has delivered to Landlord each of the general disbursement items referenced in Section 2.2.2.3 below.
2.2.2.3 General Disbursement Requirements. In addition to the disbursement requirements referenced above, Tenant acknowledges and agrees that the following items are required as a condition to any disbursement of the Tenant Improvement Allowance:

•	Copy of contract with Tenant's General Contractor

•	Copy of General Contractor's certificate of insurance, including Additional Insured endorsement naming Landlord as an Additional Insured

•	General Contractor's Schedule of Values, showing total contract value
2.2.2.4 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.
2.2.3 Specifications for Building Standard Components. Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in the Additional Premises which Specifications are attached hereto as Schedule 1. The quality of Tenant Improvements shall be equal to or of greater quality than the Specifications. Landlord may make reasonable changes to the Specifications from time to time and shall provide the same in writing to Tenant.
SECTION 3
CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the "Architect") approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings. Landlord hereby approves Gensler as an acceptable Architect. Tenant shall retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Additional Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings". All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's approval, which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days after the submission of the Construction Drawings to Landlord for approval. Any disapproval by Landlord shall specify in reasonable detail the reason for such disapproval. Following any disapproval by Landlord as provided herein, Tenant shall revise the applicable Construction Drawings in response to Landlord’s disapproval, following which Landlord shall again grant or deny its consent within three (3) business days. The foregoing process shall be repeated until final Construction Drawings are approved. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord

Exhibit B, Page 3
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or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Additional Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning and their intended use. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Additional Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord. The foregoing process shall be repeated until the Final Space Plan is approved.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant,
Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Additional Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the "Final Working Drawings"), and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Additional Premises if, in Landlord's reasonable determination, the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any reasonable disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord. The foregoing process shall be repeated until the Final Working Drawings are approved.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the
"Approved Working Drawings") prior to the commencement of construction of the Additional Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit for the Tenant Improvements or certificate of occupancy for the Additional Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned and shall be granted or reasonably denied within five (5) business days following request.
3.5    Non Standard Tenant Improvements. "Non Standard Tenant Improvements" shall mean (a) any part of the Tenant Improvements which do not constitute Building standard tenant improvements, including, but not limited to, plumbing and millwork; and (b) a configuration of the Tenant Improvements which is not usual and customary for normal occupancy. Provided Landlord notifies Tenant of such requirement at the time Landlord approves the Working Drawings, Tenant shall be required to remove such Non Standard Tenant Improvements designated by Landlord for removal at the expiration or earlier termination of the Lease and repair any damage caused thereby.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Tenant's Selection of Contractor and Tenant's Agents.
4.1.1 The Contractor. Tenant shall select and retain a general contractor (“Contractor”) to construct the Tenant Improvements. Such Contractor shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or conditioned and shall be given or reasonably denied within three (3) business days following Tenant’s request for approval. Landlord hereby approves Principal Builders as an acceptable Contractor. Tenant shall deliver to Landlord notice of its selection of the Contractor (if other than Principal Builders) upon such selection.

Exhibit B, Page 4
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4.1.2 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements and the Contractor shall be known collectively as "Tenant's Agents". All subcontractors shall be approved in writing by Landlord, which approval shall not be unreasonably withheld or conditioned and shall be given or reasonably denied within three (3) business days following Tenant's request for approval; provided that, in any event, Tenant must contract with Landlord's base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Additional Premises. If requested by Landlord, Tenant's Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.
4.2    Construction of Tenant Improvements by Tenant's Agents.
4.2.1 Construction Contract; Cost Budget. Tenant shall submit to Landlord a copy of the construction contract and general conditions with Contractor (the "Contract") for Landlord’s records. Prior to the commencement of the construction of the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the "Final Costs Statement"), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the "Final Costs"). To the extent the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements), Tenant shall make payments for such additional costs (the "Over-Allowance Amount") out of its own funds, but Tenant shall provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) above prior to Tenant paying such costs.
4.2.2 Tenant's Agents.
4.2.2.1 Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agents' construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant's Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord's base building contractor and subcontractors with respect to any work in the Building; (iii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all uniform rules made by Landlord's Building contractor or Landlord's Building manager and provided to Tenant with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvements.
4.2.2.2 Coordination Fee. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to one hundred fifty dollars ($150.00) per hour for time actually expended and documented by Landlord in connection with the design and construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements and for the review of Tenant's plans and drawings as referenced in Section 3 above, which amount shall be charged against the Tenant Improvement Allowance.
4.2.2.3 Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's nonpayment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Additional Premises.
4.2.2.4 Insurance Requirements.
4.2.2.4.1 General Coverages.    All of Tenant's Agents shall carry worker's
compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

Exhibit B, Page 5
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4.2.2.4.2 Special Coverages. Tenant shall cause the Contractor to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents, and shall name as additional insureds Landlord's property manager, Landlord's asset manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Work Letter.
4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) Applicable Laws, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or reasonable disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists and such defect or deviation might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, following notice to Tenant, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect or deviation, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect or deviation is corrected to Landlord's reasonable satisfaction.
4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location mutually agreed upon by the parties, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of "As Built" Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Additional Premises, and (D) to deliver to Landlord a computer disk

Exhibit B, Page 6
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containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Additional Premises.
4.4    Coordination by Tenant's Agents with Landlord. Upon Tenant's delivery of the Contract to Landlord under Section 4.2.1 of this Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.
SECTION 5
MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Jeff Logan of Savills Studley, Inc. as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
5.2    Landlord's Representative. Landlord has designated Jim Osburn as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
5.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a
"number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Work Letter (which, for purposes hereof, shall include, without limitation, the delivery by Tenant to Landlord of any oral or written notice that Tenant does not intend to occupy the Additional Premises, and/or any other anticipatory breach of the Lease) or the Lease has occurred at any time on or before the substantial completion of the Additional Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Additional Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Additional Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Additional Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the AP Commencement Date for any reason due to a default by Tenant as described in Article 24 of the Lease or under this Work Letter (including, without limitation, any anticipatory breach described above in this Section 5.4), then (A) Tenant shall be liable to Landlord for all damages available to Landlord pursuant to the Lease and otherwise available to Landlord at law and/or in equity by reason of a default by Tenant under the Lease or this Work Letter (including, without limitation, the remedies available to Landlord pursuant to California Civil Code Section 1951.2), and (B) Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.
5.5    Miscellaneous Charges. Neither Tenant nor Tenant's Agents shall be charged for Building services, such as freight elevator usage, or utilities, in connection with construction of the Tenant Improvements.
5.6    Deemed Approval. Notwithstanding anything to the contrary contained in this Work Letter, in the event that Landlord fails to timely respond to any matter in this Work Letter requiring Landlord's consent or approval, Tenant shall deliver a second written request to Landlord and if Landlord fails to respond to such second written request within two (2) business days after receipt, then Tenant's request shall be deemed approved.

Exhibit B, Page 7
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SCHEDULE 1
BUILDING SPECIFICATIONS

PROPERTY:	150 SPEAR STREET SAN FRANCISCO, CA	BLDG STANDARD SPECIFICATIONS
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Exhibit B, Page 8
S:\PFG\Castlight Health\First Amt\Amt_RV6.docx: 9/20/16